EXHIBIT 99.1

DEFINITIVE AGREEMENT SIGNED
FOR THE SALE OF T-NETIX, INC.

     Dallas, Texas, January 22, 2004 –T-NETIX, Inc. (NASDAQ: TNTX) (“T-NETIX”) announced today that it has entered into a definitive agreement with TZ Holdings, Inc. (“TZ Holdings”) and TZ Acquisition, Inc., a wholly-owned subsidiary of TZ Holdings, providing for the acquisition of T-NETIX for $4.60 in cash per share of common stock. TZ Holdings is a newly-formed corporation principally owned by H. I. G. Capital, LLC (“H. I. G.”), a Miami, Florida-based private equity firm with capital under management in excess of $1 billion.

     The acquisition will be effected by a first step cash tender offer for all of T-NETIX’s outstanding common stock. The tender offer is expected to commence no later than February 5, 2004, and will remain open for at least 20 business days. The tender offer will be followed by a merger in which stockholders whose shares are not acquired in the tender offer will receive $4.60 per share in cash. TZ Holdings has received financing commitments for the acquisition that will provide it with sufficient funds to complete the acquisition.

     The tender offer is conditioned upon, among other things, greater than 50% of the outstanding T-NETIX shares of common stock being tendered in the tender offer, including all shares issuable upon the exercise of outstanding options or warrants to purchase shares of T-NETIX common stock. The merger is contingent upon various factors, including, among other things, obtaining any approval of T-NETIX’s stockholders required under applicable law and the receipt of required regulatory consents and approvals. Members of T-NETIX’s board of directors, management and related affiliates that collectively hold approximately 32% of T-NETIX’s outstanding common stock have entered into contractual obligations to tender their shares of T-NETIX common stock in the tender offer, and to vote their shares of T-NETIX common stock in favor of the merger if required under applicable law.

     T-NETIX’s Board of Directors formed a Strategic Planning Committee to evaluate the acquisition of T-NETIX by TZ Holdings and other strategic alternatives available for T-NETIX. After this evaluation, the Strategic Planning Committee recommended and approved the acquisition by TZ Holdings. Based upon that recommendation, T-NETIX’s Board of Directors also approved the acquisition by TZ Holdings. The Strategic Planning Committee was advised by Mooreland Partners LLC with respect to certain financial matters relating to the acquisition, and received a fairness opinion from Updata Capital, Inc. on the per share price to be received by stockholders in the acquisition.

Investor Notices

     This press release contains statements which may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may result in either the tender offer or the merger not being consummated. These risks include satisfaction of the conditions to the consummation of the tender offer and the merger.

     INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE TENDER OFFER STATEMENT ON SCHEDULE TO AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE TENDER OFFER REFERRED TO HEREIN, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. TZ ACQUISITION, INC. WILL FILE THE TENDER OFFER STATEMENT AND T-NETIX WILL FILE THE SOLICITATION/RECOMMENDATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY T-NETIX AND TZ ACQUISITION AT THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, INVESTORS AND SECURITY HOLDERS MAY OBTAIN FROM T-NETIX FREE COPIES OF THE DOCUMENTS THAT T-NETIX FILES WITH THE SEC. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO T-NETIX, INC., 2155 CHENAULT DRIVE, SUITE 410, CARROLLTON, TEXAS 75006, ATTENTION: LEGAL DEPARTMENT, TELEPHONE NUMBER (972) 241-1535.